Exhibit 99.2  Transcript of conference call

RadNet, Inc.
Fourth Quarter and Full Year 2010 Earnings Conference Call
March 8, 2011

Operator:                                          Please stand by.  Good day, ladies and gentlemen, and welcome to RadNet Incorporated Fourth Quarter 2010 Earnings conference call.  At this time, all participants are in a listen-only mode.  Following the presentation, we will conduct a question and answer session.  Instructions will be provided at that time for you to queue up for your questions.  I would like to remind everyone that today’s conference is being recorded.

At this time, I’d like to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer for RadNet.  Please go ahead, sir.

Mark Stolper:                                  Thank you.  Good morning, ladies and gentlemen, and thank you for joining us today to discuss RadNet’s fourth quarter and full year 2010 earnings results.  On the call today from the Company are Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet, and myself.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995.  This presentation contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995.  Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third party reimbursements from diagnostic imaging services, successfully integrating acquired operations, generating revenue and adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor Act.

Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein.  These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s annual report on Form 10-K for the year ended December 31st, 2010.  Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made.  RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

And with that, I’d like to turn the call over to Dr. Berger.

Dr. Howard Berger:                       Thank you, Mark.  Good morning, everyone, and thank you for joining us today.  On today’s call, Mark Stolper and I plan to provide you with highlights from our fourth quarter and full year 2010 results, give you more insight into factors which affected this performance and discuss our future strategy.  After our prepared remarks, we will open the call to your questions.  I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

In my opening remarks this morning, I will explain why I believe that 2010 was an important year for our Company.  On multiple occasions this morning, you will hear me refer to 2010 as a year of transition.  After Mark reviews our fourth quarter and full year 2010 financial results, my closing remarks will be focused on why I believe 2010’s year of transition will support 2011’s theme of expansion.  I believe there is a direct cause and effect relationship between the themes of 2010 and 2011.  One cannot discuss the opportunities we are currently pursuing in 2011 without recognizing the contribution of the steps we took in 2010 t prepare and position ourselves for the future.

We have prepared ourselves for what I believe to be the most exciting time in our Company’s history.  We anticipate many upcoming changes within healthcare and within the imaging industry.  After our initiatives in 2010, I am more convinced than ever that RadNet is at an inflection point and is well positioned to play a major role in how diagnostic imaging is delivered.  I am extremely optimistic, not only about 2011 but also about the future of RadNet in years to come.  I hope to impart today the reasons for the enthusiasm of the entire management team, which is based upon a combination of our strong operating and financial performance in the second half of 2010, in particular the fourth quarter, which we will discuss in more detail this morning, as well as our most recent entry into several related radiology businesses which provide us a platform for future growth and success.

Transition is a term often referred to as a passage from one stage to another.  Other definitions include a description of a movement, development or evolution from one form or style to another.  All definitions of the word discuss a dynamic state or progression of change.  I believe this idea of movement, flexibility and the ability to adapt to change is paramount to RadNet’s success in the very dynamic imaging industry and is a necessary ingredient for accomplishment in the changing landscape of our healthcare in this country.

I believe the beginnings of a transition occurred for RadNet in 2010.  First, we completed a transforming refinancing of our debt, which provides us the capital structure to support further growth, flexibility and expansion of the Company.  Second, we made important inroads in transitioning RadNet into a more diversified provider of radiology solutions.  We moved the Company beyond our core business of owning and operating outpatient imaging centers.  And third, we made major expansion moves into two markets where we either had only a small presence, in the case of Northern New Jersey, or no presence at all, in the case of Brooklyn, New York.  I will now discuss each of these three transitional events that took place in 2010.

Let’s start with our debt refinancing.  As many of you know, we completed a $585 million debt refinance transaction in April of 2010.  The debt refinancing included the issuance of a $285 million senior secured term loan due April 6, 2016; a $100 million senior secured revolving credit facility due April 6, 2015; and a $200 million in aggregate principal amount of senior unsecured notes due April 1st, 2018.  Aside from extending the maturity of our debt, the refinancing materially enhanced our liquidity by making a new $100 million revolving credit facility available for—to us for growth by adding approximately 40 million of cash to our balance sheet and through the establishment of a $75 million additional facility, otherwise known as an accordion, which we could draw upon in the future.

The refinancing transaction has given us the financial flexibility to pursue our growth and has afforded us the ability to move the Company in new directions, including broadening our breadth of imaging services.  We can now move forward on our strategic plan knowing that we face no financing risks or significant financial covenant issues.  In this debt refinancing transactions, we broaden our base of support of lenders as well as our underwriting team, positioning us for the ability to more easily and effectively access additional capital in the future.  From a financial perspective, RadNet has never been surrounded by more capable and supportive financial partners.  We see these key relationships as necessity for us—providing us the financial and intellectual capital we need into the future.

The second transitional event regards the inroads we made into becoming more diversified.  On October 1st of 2010, we purchased eRAD, a premier provider of picture archiving and communication systems, otherwise known as PACS, and related workflow solutions to the radiology industry since 1999.  Today, over 250 hospitals, teleradiology businesses, imaging centers and specialty physician groups use eRAD technology to distribute, visualize, store and retrieve digital images taken from any of diagnostic imaging modalities.  In concert with the eRAD acquisition, we also announced that we assembled an industry-leading team of software developers to create radiology workflow solutions for RadNet’s internal use and eventually to complement eRAD’s current portfolio of products.  Not only will these information technology initiatives serve to save considerable amount of money for RadNet, allowing us to avoid certain licensing and maintenance fees to third party vendors, but these solutions are the backbone of IT products that are and will be offered to others.  Thus, we believe these IT initiatives have the potential to expand our operating margins by eliminating internal RadNet cost and to provide a business that has the potential for high margin revenue and relatively low capital investment.

We have positioned ourselves to sell products and services to over 6,000 free-standing imaging centers and an almost equal number of imaging operations within community hospitals across the U.S.  Entering this business creates a new revenue stream for us, positions us to integrate with the ongoing adoption of digital medical records and greatly enhances our prospects for growth, margin improvement and profitability.  Our focus beginning in 2011 will be to bring the best of breed technologies and productivity tools to our imaging centers, radiology physician partners, hospital joint venture relationships and ultimately to the industry at large.

Along the same theme as the acquisition of eRAD, on January 3rd of 2011, we acquired Imaging On Call, a premier provider of high quality teleradiology services to radiology groups, hospitals and imaging centers.  Imaging On Call’s offerings include preliminary, final and sub-specialty coverage over a range of imaging modalities, including CT, MRI, ultrasound, nuclear medicine, x-ray and mammography.  Imaging On Call’s contracted radiologists, the vast majority of whom are located in the United States, hold active licenses in 28 states and the District of Columbia.  Entering the billion dollar U.S. teleradiology business is a natural extension of many of RadNet’s current activities and core competencies.  For many years, our approximately 350 contracted radiologists have utilized remote reading capabilities to service our owned and operated facilities and hospital joint ventures.  Utilizing teleradiology techniques have made them more efficient, cost effective and more capable of delivering sub-specialty expertise to the patients of our referring physician communities.  It is natural that we would begin to offer these same capabilities to organizations outside of RadNet.  The acquisition of Imaging On Call provides us the infrastructure, operational platform and customer relationships to succeed in providing these services.

With the acquisitions of eRAD and Imaging On Call, we now have what we believe are key components of augmenting our strategies related to partnering with hospitals and accountable care organizations in joint ventures, regardless of their geography.  Outside of jointly owning and operating outpatient imaging centers with hospitals, health systems or ACOs, of which we currently have 10 JVs like this, we are excited about being able to offer portfolio solutions which include various management services for outpatient and inpatient imaging operations, software solutions and professional radiology services including teleradiology and on-site staffing.

The third transitional event of 2010 was the enhanced financial and operational commitment we made to the Northern New Jersey region and our entrance into the Brooklyn, New York marketplace.  In essence, we expanded into the tri-state metropolitan region of New York City.  When we begin—when we began 2010, we were only several months past having entered the New Jersey marketplace through the acquisition of eight imaging centers from a distressed operator.  At the time, we were focused on learning about the opportunities that existed in that market and, more specifically, intent on an effective operational turnaround of the acquired facilities.  Our decision to enter the Northern New Jersey market was predicated on our being able to grow our scale to make it a significant addition to our contiguous Rockland County, New York market.

During 2010, we transformed toe-hold we hand in Northern New Jersey at the start of the year into a footprint of 17 facilities, making RadNet the largest provider of imaging service in Northern New Jersey.  In fact, the annualized run rate of our New Jersey operation now exceeds that of our Rockland County, New York cluster of centers.  We are exploring further opportunities for growth and consolidation in New Jersey, as well as New York, and are enthusiastic about our making New Jersey one of RadNet’s larger core markets.  We believe our presence in this market will have a material impact on RadNet’s strategy and financial performance in the future.

Also in 2010, we entered the new market of Brooklyn, New York through the acquisition of a facility out of a bankruptcy estate.  The center provided us an opportunity to establish a working relationship with Maimonides Medical Centers Radiology Group and an association we will look to expand further in the Brooklyn marketplace.  Furthermore, in December of 2010, we purchased another center in Brooklyn from Pesgar Imaging.  With these two acquisitions, we have established a platform on which we can grow in New York City’s most populace borough of over two and a half million residents.  Establishing our presence in Northern New Jersey and Brooklyn gives us entry into the densely populated areas of the five boroughs of New York City and the metropolitan tri-state area.  We believe RadNet’s future will include more centers in these and neighboring regions.

At this time, I’d like to turn over the call to Mark Stolper, our Executive Vice President and Chief Financial Officer, to discuss some of the highlights of our fourth quarter and full year 2010 performance.  When he is finished, I will make some closing remarks.

Mark Stolper:                                  Thank you, Howard.  I’m now going to briefly review our fourth quarter and full year 2010 performance and attempt to highlight what I believe to be some material items.  I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our fourth quarter performance.  Lastly, I will provide 2011 financial guidance levels.

In my discussion this morning, I will use the term adjusted EBITDA, which is a non-GAAP financial measure.  The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-cash equity compensation.  Adjusted EBITDA includes equity and earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interest in subsidiaries and is adjusted for non-cash or extraordinary and one-time events taken place during the period.  A full quantitative reconciliation of adjusted EBITDA to net income or loss attributable to RadNet Inc. common shareholders is included in our earnings release.

With that said, I’d now like to review our fourth quarter and full year 2010 results.  For the three months ended December 31st, 2010, RadNet reported revenue and adjusted EBITDA of $145.3 million and $30.2 million, respectively.  Revenue increased $13.5 million or 10.2% over the prior year’s same quarter and adjusted EBITDA increased $3.2 million or 11.8% over the prior year’s same quarter.  Although the increase in revenue and adjusted EBITDA from the fourth quarter of last year was primarily the result of procedural volume increases from acquired entities, the same-center procedural volumes and revenue continued to show improvement as 2010 progressed.

After seeing same-center procedural volume declines in each of the first three quarters of 2010 as compared with those quarters in 2009, fourth quarter 2010 procedural volumes increased 0.5% as compared with the fourth quarter of 2009.  This improvement gives us encouragement for 2011.  For the fourth quarter of 2010 as compared with the prior year’s fourth quarter, aggregate MRI volume increased 16.4%, CT volume increased 4.6% and PET/CT volume decreased 7.4%.  Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, increased 8.6% over the prior year’s fourth quarter.

In the fourth quarter of 2010, we performed 862,780 total procedures.  The procedures were consistent with our multimodality approach, whereby 78% of all the work we did by volume was from routine imaging.  Our procedures in the fourth quarter of 2010 were as follows:  105,022 MRIs as compared with 90,230 MRIs in the fourth quarter of 2009; 79,448 CTs as compared with 75,936 CTs in the fourth quarter of 2009; 5,101 PET/CTs as compared with 5,506 PET/CTs in the fourth quarter of 2009; and 673,209 routine imaging exams, which include nuclear medicine, ultrasound, mammography, x-ray and other exams, as compared with 622,557 of all of these exams in the fourth quarter of 2009.

Net income for the fourth quarter of 2010 was $3.3 million or $0.09 per share compared to net income of $637,000 or $0.02 per share reported for the three-month period ended December 31st, 2009, based upon a weighted average number of shares outstanding of $37.8 million and 30—I’m sorry, 37.8 million shares and 37.4 million shares for these periods in 2010 and 2009, respectively.  This represents an improvement in net income for the quarter of approximately $2.7 million.  Excluding non-cash gains from the mark-to-market of our interest rate swaps of $1.8 million, a $306,000 non-cash charge to interest expense related to the amortization of accumulated unrealized losses on interest rate swaps, losses from the disposal of equipment of $530,000 and non-cash stock compensation of $898,000, RadNet would have reported net income of $3.2 million or $0.08 per share for the fourth quarter of 2010 as compared with net income of $1.5 million or $0.04 per share for the fourth quarter of 2009, excluding those same non-cash losses and expenses.

Also affecting net income in the fourth quarter of 2010 were certain other non-cash expenses and non-recurring items, including $107,000 of severance paid in connection with employee reductions related to cost savings initiatives and $723,000 of non-cash deferred financing expense related to the amortization of financing fees paid as part of our new credit facilities and senior unsecured notes.

With regards to some specific income statement accounts, overall GAAP interest expense for the fourth quarter of 2010 was $12.9 million.  This compares with GAAP interest expense in the fourth quarter of 2009 of $11.5 million.  For the fourth quarter of 2010, bad debt expense was 5.9% of our revenue compared with 6.1% for the fourth quarter of 2009.

I’ll now discuss our 2010 full year results.  For the full year 2010, RadNet reported revenue and adjusted EBITDA of $548.5 million and $106.2 million, respectively.  Revenue increased $24.2 million or 4.6% over 2009 and adjusted EBITDA increased $.3 million or .3% over 2009.  For the year ended December 31st, 2010, as compared with 2009, aggregate MRI volume increased 7.9%, CT volume decreased 0.6% and PET/CT volume decreased 5.1%.  Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, increased 4.4% for the 12 months of 2010 over 2009.  The increase in aggregate procedural volumes contributed to the increase in our revenue in 2010; however, the decline for the year of same-center volumes and same-center revenues of approximately 3.2% contributed to the flat adjusted EBITDA as compared with 2009.

Because of the high fixed cost nature of our business, increases or decreases in same-center revenue have a significant effect on our adjusted EBITDA and our margins.  In 2010, we performed 3,315,019 total procedures.  The procedures were consistent with our multimodality approach, where 78.2% of all the work we did by volume was from routine imaging.  Our procedures in 2010 were as follows:  391,566 MRIs as compared with 362,827 MRIs in 2009; 311,647 CTs as compared with 313,392 CTs in 2009; 20,769 PET/CTs as compared with 21,890 PET/CTs in 2009; and 2,591,037 routine imaging exams, which include nuclear medicine, ultrasound, mammography, x-ray and other exams, as compared with 2,475,897 of all of those exams in 2009.

Net loss for 2010 was $12.9 million or negative $0.35 per share compared to a net loss of $2.3 million or negative $0.06 per share reported in 2008, based upon a weighted average number of shares outstanding of 36.9 million and 36.0 million for 2010 and 2009, respectively.  The increase in net loss in 2010 was primarily the result of a $9.9 million loss on debt extinguishment related to our debt refinancing transaction which we completed in April of 2010.  Excluding the loss on debt extinguishment, net loss for 2010 would have been negative $0.08 per share compared to a net loss of negative $0.06 per share in 2009 based upon weighted average number of basic shares outstanding of 36.9 million and 36.0 million in 2010 and 2009, respectively.

With regards to some specific income statement accounts, overall GAAP interest expense in 2010 was $48.4 million.  Adjusting for the non-cash impacts from items such as amortization of financing fees, losses or gains related to the fair value adjustments on interest rate hedges and accrued interest, cash interest expense was $40.4 million in 2010.  This compares with GAAP interest expense in 2009 of $50 million and cash paid for interest of $40.1 million in 2009.  For 2010, bad debt expense was 6% of our revenue compared with an overall blended rate of 6.2% for the full year of 2009.

With regards to our balance sheet, as of December 31st, 2010, we had $504.2 million of net debt, which is total debt less our cash balance, and we were undrawn on our $100 million revolving line of credit.  This is an increase to our net debt of $63 million compared with December 31st, 2009, as a result of our debt refinancing transaction, where we funded approximately $40 million of additional cash which we used for acquisitions in 2010 and paid fees and expenses associated with the offering.  Since December 31st, 2009, accounts receivable increased approximately $8.3 million, primarily the result of acquired entities and increased revenue.

Our net days sales outstanding, or DSOs, remain constant at 54 days in the fourth quarter of 2010 from the fourth quarter of 2009.  Our accounts payable and accrued expenses increased by $13 million to $82.6 million during 2010.  Much of this increase is attributable to acquired entities and an increased in accrued interest related to the timing of these interest payments on our senior notes in 2010.  Throughout 2010, we repaid $21.5 million of notes and leases payable, had cash capital expenditures net of asset dispositions of $39.6 million and entered into notes and leases payable of $33,000.

At this time, I’d like to review our 2011 fiscal year guidance levels, which we released this morning in our earnings press release.  For 2011 fiscal year, we announced our guidance ranges as follows:  For revenue, $575 million to $605 million; for adjusted EBITDA, $110 million to $120 million; for capital expenditures, $35 million to $40 million; for cash interest expense, $45 million to $49 million; and for free cash flow, which we define as adjusted EBITDA less total capital expenditures and cash interest expense, our guidance range is $25 million to $35 million.  Our guidance reflects our belief that we will continue to grow both our revenue and EBITDA in 2011.  Although we are seeing a stabilization of procedural volumes and have reason to believe we could experience some volume increases in 2011, the midpoint of our guidance assumes flat same-center procedural volumes as compared with 2010.  We are anticipating revenue and adjusted EBITDA contribution in 2011 from the several acquisitions we completed at various times during 2010 as well as the recently announced acquisitions of Imaging On Call and Diagnostic Health in 2011.

We are also anticipating that we will achieve certain cost reductions necessary to help mitigate reimbursement cuts to which we are subject in 2011.  Although the rates in the Medicare fee schedule have a neutral effect on our reimbursement for our Medicare book of business, which represents 20% of our revenue, changes made to the bundling of certain CT CPT codes will result in a cut to us of approximately $3 million in 2011.  Specifically, when we received and analyzed the final Medicare CPT codes in the first quarter of this year, we learned that CMS has bundled the codes for the CT of the abdomen and CT of the pelvis when these procedures are performed in the same session on a patient.  Prior to this change, we were reimbursed for each exam separately but such reimbursement was subject to the contiguous body part reduction.  In our guidance, we have allowed for significant private payor adoption of the bundling of these CT codes.  Although we are negotiating with certain payors at this time, we cannot quantify accurately what revenue cut we will face from private insurance in 2011 from the potential of this bundling issue.  The midpoint of our guidance assumes a $5 million additional impact from private payors.

To summarize, our guidance range for adjusted EBITDA was constructed principally with two variables in mind.  First, is same-center procedural volumes; the second is private payor adoption of the bundling of the CT of the abdomen and pelvis codes.  We see significant upside to our performance if our same-center procedural growth returns to pre-2010 levels and if we are successful in avoiding private payor adoption of the bundled CT codes.

I’d like now to turn the call back to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger:                       Thank you, Mark.  In my opening remarks, I explained why I believe 2010 was a transforming year for our business.  We established a more flexible and long-term capital structure, diversified the Company’s operations with IT and teleradiology platforms and committed significant investment to our operations in New Jersey and Brooklyn.  These events will assist us in accomplishing our future growth plans.

As healthcare legislation begins to take shape, it is clear that hospitals, integrated health systems and accountable care organizations will play an important role in the delivery of healthcare in this country.  We plan on being a fully integrated service provider to assist many of these institutions who are struggling with how to manage their radiology business needs.  These needs include radiology physician staffing, the desire to extend their outpatient reach, cost effective solutions for off-site radiology interpretation and information systems which integrate more seamlessly with their electronic medical records.  Our recent investment positions us to address any and all of these needs.

Unlike our targeted geographic clustering approach to owning outpatient centers, opportunities to partner with hospitals and health systems will not restrict us to our existing core markets.  Thus, our new solutions platform will open up new geographic regions and create business opportunities far beyond what was previously available.  In 2011, RadNet will also continue to seek accretive tuck-in acquisitions in our core markets, as illustrated by our announcement yesterday of our upcoming acquisition of the Maryland assets of Diagnostic Health Corporation.  We remain disciplined with respect to the acquisition multiples, currently in the 3 to 4 times EBITDA range, and to the types of opportunities we will pursue, multimodality offerings with potential for cost savings or consolidation opportunities.

We have recently expanded our BreastLink oncology practices beyond our original Orange County location into the Inland Empire, San Fernando Valley, Coachella Valley and the East Bay regions of California.  In several of these regions, we are exploring expansion opportunities into general medical oncology.  Finally, we will continue to evaluate new areas of expansion for the Company, all of which will be closely aligned with radiology and imaging services.  One area of particular interest is in the field of imaging for clinical trials.  We have performed both imaging and breast cancer research services for big pharma and clinical research organizations in the past, and we are evaluating growth opportunities into this profitable area.

As we enter the final weeks of the first quarter of 2011, we remain optimistic about the future of RadNet.  We look forward to updating you throughout the rest of the year as to our progress with respect to many initiatives we have discussed this morning.

Operator, we are now ready for the question and answer portion of the call.

Operator:                                          Thank you.  Ladies and gentlemen, at this time, if you would like to ask a question, please press star, one on your telephone.  If you are joining us using a speakerphone, we ask that you please release your mute function to allow your signal to reach our equipment.  Once again, that is star, one please and we’ll pause for just a moment to assemble our roster.

We’ll go first to Art Henderson with Jefferies & Company.

Art Henderson:                                Hi, good morning.  Thanks for taking the question.  Mark, how should we think about the progression of earnings this year, and in particular, I guess I’m asking about what the weather impact may have been in the first quarter and how we should think about that?

Mark Stolper:                                  Sure.  You know, seasonality has changed somewhat in this business over the last several years.  Typically or historically, I should say, we’ve seen a lot of seasonality in the fourth quarter because of the Thanksgiving and Christmas holidays, where, you know, folks don’t like to go and have medical services completed during those holiday seasons.  What we’ve seen over the last several years is that some of that seasonality has shifted towards the first quarter and our best guess, although we can’t be sure, is that there’s been a larger proliferation of patients electing to be in high deductible health plans, so that a lot of the payors have pushed more of the financial responsibility to the consumer himself to—you know, and what’s happening is at the beginning of the year when the patient has not exhausted his or her deductibles, that patients tend to be more reticent about utilizing medical services, and they tend—you know, I guess it’s human nature, where they tend to delay services until they can’t delay any more.  Then they go and have services completed and then once they’ve exhausted their deductible, they’re much more likely to go and visit their physician offices.  So we’ve seen this trend.

If you track the IMS health numbers – IMS is the research group, as you know, that tracks physician office visits, both to primary care as well as specialty medical groups – and we’ve seen that, you know, generally speaking, they have shown that there’s a lot of seasonality in the first quarter.  So the answer to your question, there’s seasonality in the first quarter, one, because I think of this high deductible phenomenon, and then secondly, some of it is self imposed here where, prior to us having purchased Radiologix back in 2006, we didn’t have any presence in the Northeast of the United States, so we were not subject to difficult weather conditions.  Obviously now, roughly about 50% of our revenue comes from the Northeastern part of the United States, which is subject to, you know, harsh weather conditions late in the fourth quarter and then throughout the first quarter.  So, we always are going to experience some difficult weather and, you know, 2011 was—is not an exception to that rule; however, we did notice that the 2010 weather that we experienced in the mid-Atlantic region was worse than what we’ve experienced so far in the first quarter of 2011.

Art Henderson:                                Mark, I know you don’t give out quarterly guidance but as far as Q1 EBITDA, should we think about that being flat to down with Q4?  Is that kind of what you’re saying here?

Mark Stolper:                                   We would expect Q1 EBITDA to be down relative to Q4, and then we would expect, you know, increases in EBITDA throughout 2011, very similar to what we saw in 2010.

Art Henderson:                                 Okay.  All right, good.  Howard, you made a comment in your remarks about looking at doing imaging for clinical trials, and I was wondering if you could elaborate a little bit further on what that opportunity may be, how quickly we could see something there and size that up for us?  And I guess, on top of that, is there anything else that you feel like you need from a capability standpoint to be a comprehensive provider for these hospitals or health systems that you’re targeting, and what is the ongoing sort of discussion with those hospitals and health systems at the moment?  Thanks.

Dr. Howard Berger:                         I think you’re (unintelligible).

Art Henderson:                                 I put about three or four in there for you.

Dr. Howard Berger:                        Yes, I was going to say, the question may be longer than the answer, Art.  Good morning, Art.  First with clinical trials, you know, our decision on some level is a build or buy.  What we have determined though that the clinical trials arena is a very good place for RadNet to expand its core competencies into.  There is—there are some unique qualities about RadNet’s ownership of imaging centers which allows us to better predict or design consistent protocols across a very large population base, as well as to perhaps give less interpretive variability, if you will, and it’s simply a function of us having control of the centers on a much larger basis.

In addition, we believe we can help extend the reach of clinical trials by going to the rather substantial database that we have of referring physicians, which probably numbers perhaps as much as about 75,000 referring physicians across the enterprise.  So, both the ability for RadNet perhaps to design and provide more consistency with a clinical trial, as well as help generate additional patients for the CROs, the clinical research organization, have given us some impetus to get in there and try to take a larger part of what is a very, very profitable revenue stream that currently we only do a very small part of.  So, we will be weighing opportunities to get into this.  I am confident we will be into it.  It’s just a question of whether we enter it in a slow-growth, build-up mode or perhaps look for opportunities to bring that core competency in through perhaps an acquisition.

As regards to completing the offerings we need, I believe that we are positioned currently with all of the core capabilities that we need in order to provide a full range of solutions to any healthcare organization.  We are getting calls.  We are having discussions on both sides of the country with various health systems, and I would look for us to be aggressive in that respect as we move deeper into 2011.  Most of these opportunities we believe will be coming to us, both because of RadNet’s stable financial position, as well as the extraordinary resources and capabilities we have on a management and on an operational level.  And there is no opportunity that we potentially could see that I believe we wouldn’t be a first choice for almost any system or hospital out there.

So, when you include things like the radiology professional services division, which is now going to be, what, our Imaging On Call embraces because it will be not only teleradiology businesses but physician staffing at the hospital level, IT solutions which include, as we have discussed, PACS and other workflow solutions but also integrations with electronic medical records systems, as well as the management and operational sophistication that we’ve developed in the outpatient space, we are very attractive to a number of these providers.  So, I expect you’ll be seeing, you know, more updates on that from us as we go through the year.  But I do want to stress, again, at the initiatives that we undertook in 2010 and early here in 2011 really perform—provide that platform which we think is critical in order to deliver the level of service and capabilities that we see virtually any provider out there, hospital or outpatient, needing.

Art Henderson:                                Okay, that’s great.  Thank you.

Operator:                                           Next we’ll hear from Darren Lehrich with Deutsche Bank.

Darren Lehrich:                              Thanks.  Good morning, everybody.  I wanted to just follow up, Mark, on a couple of the numbers you’ve put out there in your prepared remarks.  Can you, first of all, just confirm the same-store revenue figures – I think you gave us the volume and maybe it equates to one and the same – for the quarter and then also for the year on a same-store basis?

Mark Stolper:                                   Sure.  For the quarter, same-store sales revenue was down 1.9%.  There’s generally—we can vary plus or minus 2% between same-store volumes and same-store revenues, depending upon, you know, change in business mix and other areas of the Company that aren’t related to volumes.  So, in this quarter, we had basically flat to slightly up volume and slightly down revenue same-store sales.  For the year, our same-center sales were down 3.2%.  I do not have the same-center volumes in front of me but they—but my recollection is that the same-center volumes mirrored that; it was down somewhere in the 3 to 4%.

Darren Lehrich:                               Okay, that’s helpful.  And then you outlined your comments with regard to, you know, some of the discrete hits on the Medicare side and how that may parlay into your commercial book potentially.  I guess I just wanted to get an update further on your pricing outlook.  Will you expect any, you know, favorable managed care rate increases that, you know, might offset how that abdominal CT CPT coding plays in, or, you know, should we expect really a flattish pricing environment?  Just a general pricing update would be helpful in your managed care book of business.

Mark Stolper:                                    Sure.  Over the last several years, we’ve had remarkably flat pricing from our private payors and we—you know, based upon conversations we’ve had or the lack of conversations we’ve had with some of these folks, you know, over the last 12 months, we do expect to have flat pricing in 2011, but for this bundling of the CT and the abdomen codes which now—you know, we’ve gone back and are entertaining discussions with the private payors to try to unbundle these codes or get a, you know, a reimbursement that makes sense for a bundled CPT code for these procedures.  So, our assumption in our guidance is, except for the bundling of the CT of the abdomen and pelvis codes, that we’re going to have flat pricing in private payor contracts.

The one book of business that we do have that has some increasing pricing aspects to it is our capitation book, and we’ve generally, you know, averaged kind of the 2 to 4% increase in our capitated contracts and 2011 will be no different.  So, you know, we’ve always looked at our payor mix and said, okay, there’s 20% of our business that, you know, is over the long haul, which is the Medicare book of business will continue to have some pricing pressure.  And then we’ve got this 15% book of business, meaning our capitated business, which has some pricing increases and one helps to mitigate the other.

Darren Lehrich:                              Yes.  And I guess just, Howard, your perspective on pricing over the longer term?  I mean, you know, it’s been pretty flattish on the managed care side for a while, as Mark suggested.  You know, how much more—how many years have to pass, you know, before the capacity declines in the industry, you know, give you a little bit more pricing power?  You know, any updated thoughts on that?

Dr. Howard Berger:                        I think you’re spot on with the question, Darren.  I think it’s not so much a general answer to that question.  I think our strategy of being concentrated in certain core markets and the densely populated areas that we’re in will give us a chance to have dialogues with the managed care payors, or just the payors in general, whether it’s managed care or otherwise, that I will believe will be different than conversations perhaps in other parts of the country, where you’re seated at table that doesn’t necessarily exist.  What I do believe that we will start hearing about and we’re already getting that kind of dirty little word spread here from California, and that is capitation.  I think that there is a higher level of interest in that opportunity to capitate or have a more closely—a closer alignment, if you will, between payor and provider that as we get deeper into the accountable healthcare organization model or just integrate more closely with other health systems, both hospitals and otherwise, I think an alignment of economic interests will be something that we can uniquely address given the enormous amount of access that we provide in a given market.

Some of that, again, is perhaps best illustrated by our recent acquisition in Maryland, where we now have closer to 50 centers that we can provide access to and where we have very much distanced ourselves from the next nearest competitor so that our real competitors in Maryland now are primarily the other hospital systems that will look to perhaps come to us as part of their overall need for a wide delivery of access and services that they’d like to offer to the payors.  So, I think, again, that is a part of what 2011 will provide in the way of expansion and transitional opportunities that I think we are very much in the middle of given the extent to which we’ve expanded the platform and offerings of the Company.

Darren Lehrich:                              Yes, that’s helpful.  And then, you know, I guess I’m curious, you know, your comments a little bit more optimistic maybe on volumes stabilizing here.  I guess the question I have is, within, you know, any of your modalities, is there anything at all to parse out in the fourth quarter trends or what you’re seeing thus far that, you know, might suggest a comeback in physician office visits?  You know, obviously we saw a positive MRI number and, you know, I’m sure within the other routine modalities, there were some real positive signs, so anything from your perspective on that would be helpful.

Dr. Howard Berger:                        Well, two things.  One is we were, you know, very pleased obviously with our fourth quarter results and largely because our volumes had finally returned after a horrendous start to the year to something that was more of a reasonable expectation.  I think that the issue of volumes is hard to address on a general basis because there are nuances to all of the different modalities.  For example, we are not anticipating any significant growth with CT scanning; there is just way too much noise about radiation dosage.  And, in fact, what I think you could be seeing is some transition of CT scanning, particularly of the abdomen and pelvis, to the MRI, which, number one, doesn’t have radiation associated with it and which, probably for most pathological disorders that you’re looking at, may not be available—or may be, excuse me, may be available and as good in many circumstances as CT scanning will.  That’s, of course, outside of the emergency room but just for the more routine abdominal/pelvic valuation, you could see a shift to MRI scanning because of the radiation dosage issue.  So you have those kind of issues.

You still have what is a very rapidly growing senior population, if you will, the baby boomers who are—have now jumped into that period of their lives where the amount of diagnostic services they need are generally about triple the number, so you could see volume growing there.  And then, you know, in our particular situation, we intend to be aggressive in all the markets that we’re in, and we look to capture a greater market share from our competitors who are already struggling to keep up with, you know, the reimbursement issues, as well as the necessary capital investments.  So I think those three things, primarily some transition from CT perhaps to MR or to ultrasound even, the continued growth of the senior population and the baby boomers, as well as an aggressive approach in a number of our markets with better technology and other tools like our IT and PACS initiatives will offer, should get us better market share, which I think is not only helping stabilize but perhaps this year grow volume for us.

Darren Lehrich:                               Thanks.  And my last question, Mark, just a numbers one, what is the pro forma leverage at year end?  I’m sorry if I missed that but just taking into consideration the acquisitions?

Mark Stolper:                                    Yes.  At year end meaning in 2000 and…

Darren Lehrich:                                Ten.

Mark Stolper:                                     Ten?

Darren Lehrich:                                 No, 2010 just the pro forma net leverage that I guess you’re using to measure your leverage ratio?

Mark Stolper:                                     Yes.  You know, as you’re probably aware, we don’t publicize the EBITDA of acquired entities and our credit facility does allow us to pro forma the annualized amount of EBITDA into our credit agreement.  So you can infer by the number and size of the acquisitions we did throughout 2010 that there is an additional 5 to 10% of pro forma EBITDA added to our number, our LTM number at 12/31/2010, so that our leverage would go down from, you know, in the 5.75 range to closer to 5.5 on a pro forma basis.

Darren Lehrich:                                 Perfect.

Mark Stolper:                                      I’m sorry, 4.5; from some 4.75 to 4.5, excuse me.  I almost gave Howard a heart attack.

Darren Lehrich:                                  All right, got it.  Thank you.

Operator:                                              Next we’ll hear from Rob Mains with Morgan Keegan.

Rob Mains:                                           Thanks.  Good morning.  Mark, I always ask this one – I don’t know if you’ve got the numbers in front of you – the same-store volume growth for routine?

Mark Stolper:                                      Let’s see.  I should know this, that you ask me this and bring this into the conference room with me.

Dr. Howard Berger:                            My recollection is that it was up somewhere between 4 and 5% (inaudible).

Mark Stolper:                                      No, he’s talking about…

Dr. Howard Berger:                            Routine, yes.  And it went from, I think, 2.3 to 2.4 million.

Mark Stolper:                                      Hang on one second, Rob.  Let me see.  If I don’t have it, I’ll give you a call shortly after the conference call.

Operator:                                              Moving on from Deutsche Bank, we’ll move on to Henry Reukauf.

Dr. Howard Berger:                            What happened?

Mark Stolper:                                       Rob?

Henry Reukauf:                                    I don’t know if they—am I on?  It’s Henry Reukauf.

Mark Stolper:                                      Yes, Rob dropped off here.  Rob, if you’re listening, I will call you back after the call and answer that question and if you want to sign on to the question queue again to answer—to ask more questions, please (inaudible).

Operator:                                               Rob’s line is open.  I’m sorry.

Rob Mains:                                            Am I back on?

Mark Stolper:                                       Okay, Rob’s back on.

Rob Mains:                                            Okay, good.  Yes, it’s okay.

Mark Stolper:                                       Sorry, Rob.  Something wrong with the phones here.

Rob Mains:                                            Yes.  Mark, your comments about seasonality, am I hearing you right that, you know, if I took the fourth quarter number and just annualized it, I’d get above your guidance for adjusted EBITDA?  Is it a combined impact of where you see the seasonality, the negative seasonality having shifted into Q1 and then the revenue hit that you discussed earlier that makes that math not work?

Mark Stolper:                                       Yes.

Rob Mains:                                             Okay.

Mark Stolper:                                        So, we—you can’t just annualize the fourth quarter and get next year’s number.  You have to pull out, you know, the reimbursement cut that’s implied in our guidance that I talked about with the CT abdomen and pelvis.  And then there’s some other things to mitigate those cuts, such as some cost savings initiatives we are implementing in 2011, as well as the contribution, the full year contribution of the acquisitions which we’ve completed at various times through 2010, and that aren’t fully baked into the 2010 numbers but will be fully baked into 2011.

Rob Mains:                                           Okay.  And then, you know, you talked about on the last call that you were pretty pleased with the way that fourth quarter volumes had worked out and obviously that played out pretty well.  Is the momentum continuing in the current quarter, do you feel?

Dr. Howard Berger:                            Rob, it’s Howard.  The first quarter’s a little bit hard to judge.  You know, the weather on the East Coast for January was very difficult for us.  Fortunately, February was a little bit better throughout most of the Northeast and it looks like hopefully spring might come a little bit early and we expect the March numbers to trend upward here.  We’re happy with the numbers that we saw in February and we expect that to continue, but there’s no question that first quarter, like last year, will be challenged by the seasonality and other issues that Mark nicely outlined during his response, I think, to either—to Art Henderson.

Rob Mains:                                            Right.  And then during the fourth quarter, though, you saw, what you described in October, I guess, can we infer that was sustained through November/December as well?

Dr. Howard Berger:                             Yes.  I mean, there was a little trail off, as you would expect, towards the end of the year but, generally, the volumes were pretty strong in the fourth quarter, absent the impact of the holidays.

Rob Mains:                                             Okay.  Are you seeing an impact in meaningful on the income statement from Imaging On Call at this point?

Dr. Howard Berger:                             On the revenue side, we expect there to be a nice impact.  We have some work to do to kind of manage that business a little differently than it had been, and we expect by the end of the year it will be contributing nicely, not only to the revenue side but also the EBITDA and profit margin side.  But early on in the year, that won’t—that will not be the case.

Rob Mains:                                             Okay.  And, Mark, just want to confirm, the $1.8 million gain, that’s in the other income line on the income statement?

Mark Stolper:                                        Correct.  Correct, and yes, and it’s mitigated by the same 300 and 400,000 of kind of one-time legal elements.

Rob Mains:                                             Right.  Okay, and then last question I have, could you just give us a little bit of the background of how the Diagnostic Health deal will end up playing out?

Dr. Howard Berger:                              In what terms do you mean, Rob?

Rob Mains:                                             In, you know, what—how the process began, what was the build-up, you know, where the deal was on your side, that sort of thing.

Dr. Howard Berger:                             Well, the process, again, is that Diagnostic Health was in a process and we were one of several people that they called or—and responded to the possibility of them divesting of these centers.  For us, these centers are very much a core part of our Southern Maryland strategy and dovetail very nicely into some consolidation opportunities in a couple of the markets, as well as expansion into that corridor in a couple of areas where we didn’t have a substantial presence currently.  So, I think that’s part of a process that we will always look at in our core markets for these tuck-in acquisitions that will further consolidate the markets that we primarily operate in.  And, you know, after a lengthy process here, it fit, you know, pretty much within terms of what we are looking for for acquisition targets.

Mark Stolper:                                        I don’t know if you’re aware, Rob, but the Diagnostic Health assets were part of the old Health South Imaging business.

Rob Mains:                                             Right.

Mark Stolper:                                        Which was sold to a private equity firm based in LA called the Gorge Group (sp?) and, you know, they launched a turnaround of that business several years ago.

Rob Mains:                                              Great.  And they’ve—and am I correct that they have been gradually selling off pieces of it?

Mark Stolper:                                         That is our understanding.

Rob Mains:                                              Okay.  All right, that’s all I had.  Thanks a lot.

Mark Stolper:                                         Thank you.

Operator:                                                 And, Henry, your line is open now.

Henry Reukauf:                                      Yes, guys, just on the first quarter of 2011 coming up, was the weather impact sufficient that you’ll call out a, you know, a number in terms of an impact on EBITDA as you did last year because you could actually measure the days closed and facilities?

Dr. Howard Berger:                              It’s a little too early to tell that, Henry.  Again, January was very challenging and there were a number of days where the facilities were closed, particularly in the Northern New Jersey and New York areas.  The difference between last year and this year is that the facilities were closed for a longer period of time and there was an extraordinary amount of disruption and dislocation for the delivery of healthcare in general in that Northeast corridor, ranging all the way from, you know, our Southern Maryland up through Northern—up through Northeast and all the way into our Rochester market.  We haven’t seen that same intensity; it’s just been more, at least it was in January and then the very early part of February, kind of a day on, day off, which can be disruptive but not quite as bad.  So, I do think that there will be an impact.

I think there’s another part of it though too, and maybe it’s, you know, fortunate in a way and Mark described it, about what we see as a changing pattern over the last couple of years or so with the volumes being heavier in the fourth quarter as people try to take advantage of the reset of deductibles and then kind of a slower ramping up, which we’ve seen now for, you know, the last two or three years; that also is an impact in that first quarter.  So the two of those together create a lot of variability and we won’t really fully see that until I think we’re deeper into—and have finished the first quarter here.

Henry Reukauf:                                  Okay.  So it sounds like you’re calling out a—you know, something of a weak quarter, (inaudible) first quarter due to weather.  The comments on volume were—you’re not quite sure about those.  But this weak first quarter, since we’re basically all the way through it, that’s fully anticipated in the guidance numbers you gave today?

Dr. Howard Berger:                           Yes, our…

Henry Reukauf:                                  I would assume, right?

Dr. Howard Berger:                           Yes, our guidance anticipates a slower first quarter and then, much like you saw in 2010, you know, kind of a build-up towards the fourth quarter.

Henry Reukauf:                                  Okay.  On the reimbursement front, just the $3 million, I think, that you called out for the abdominal scanning and the classing of the two codes into one, I think it was that, or one code into two, I’m not quite sure; now, on the commercial pay volume, was—are your contracts set up so they automatic—they bill a certain rate for the code even if it might not be the same rate as the—you know, as Medicare may pay?  So, it was an—so you experienced an automatic decline in commercial rates?  Or you do have a separate chance to sort of adjust to this, or are you playing a little catch up or is it something you just have to adjust to?  I’m not quite sure of exactly what you need to renegotiate there.  If you could go into that a little bit more, I’d appreciate it.

Mark Stolper:                                     Yes.  What happens, Henry, is that there was a brand new code introduced, which is a bundled code.  So the two previous codes, each of the CT of the abdomen and the CT of the pelvis, still exist for those situations where a patient comes in and has one of those exams, but if the two exams occur at the same time, in the same session, then the—then this third CPT code is the one that’s appropriate to bill.  And what happened was that the—it took everybody by surprise, including the private payors, and a lot of the private payors at the beginning of the year, and some of them to a certain extent today, still don’t have a reimbursement rate for this new bundled code.  So, it gives us the opportunity to go back to them and set either a fair rate for the bundled code or an agreement that we can continue to bill under the two individual separate codes.  So, that—those are the discussions that we’re having at this point.

Henry Reukauf:                                  Okay.  As a—but as you, you know, bill them and pay them, since they didn’t have that code, is it just generally they—how have they reacted?  I mean, have you just seen a reduction in the reimbursement, you know, for the commercial payors, or is it that they—how do they bill?  I mean, they had to do something (unintelligible).

Mark Stolper:                                     Well, in a lot of cases, actually, we’ve held the bills until this issue is, you know, is resolved, so we’ve got charges in the system that are ready, you know, for us to push the button once we’ve got a resolution to the issue, in some cases.  In other cases, where we’ve already had the negotiation, we’ve released the charges.  So, it really depends on a case-by-case basis, depending upon the payor.

Henry Reukauf:                                  Okay.  Do you think that this issue with the commercial payors then would impact your recognition of revenue for the first quarter, or do you think most of this will be solved before, you know, we come up on the 31st of the month?

Mark Stolper:                                     I think we’ll have a decent viewpoint come May when we produce the first quarter’s results so that any adjustments that we have to make to our expected collection rates will be embedded in the first quarter.

Henry Reukauf:                                 Okay.  And then, if I think about the guidance that you’ve given in adjusting for seasonality, just on a whole—on a full year basis when I look at it, I guess pricing’s going to be somewhat flat and then volumes similarly, you know, you—I think you’ve assumed flat in the midpoint of the range.  So essentially, what—the growth that we’re seeing is really the impact of the annualized—the annualized impact of the acquisitions you made during the 2010 year?

Mark Stolper:                                     I think that’s fair to say, and then the upside in the guidance or towards the high end of the guidance would be the assumption that two things could happen, or one of two things could happen or both of two things could happen.  One is we would see some increases in same-center volumes, and two is we would be more successful than our assumption with respect to the adoption of the bundling of the CT of the abdomen and pelvis codes with the private payors.

Henry Reukauf:                                  Okay.  Is there a low end of the range that you assumed in terms of volume loss in the guidance?  And then similarly on the upside, is there a high end of volume gains that you assumed that you could tell us?

Mark Stolper:                                     Yes.  I mean, we ran some sensitivities and, of course, this is not a perfect science, Henry, and I don’t want to give you the idea that it is.  But we ran some sensitivities around, you know, kind of plus or minus two points or 200 basis points of same-center growth and decline, so that, you know, roughly speaking, you know, if you assume the adoption of the CT abdomen and pelvis code comes in as we’ve implied in the—you know, by the private payors of a $5 million hit and the Medicare comes in exactly as we predicted as 3 million, you can think of, you know, plus or minus 2%.

Henry Reukauf:                                  Okay.

Mark Stolper:                                     For the guidance range.

Henry Reukauf:                                  Okay.  Thanks very much.

Mark Stolper:                                     Okay.  Thank you.

Operator:                                             Next we’ll hear from Miles Highsmith with RBC Capital Markets.

Miles Highsmith:                               Thanks.  Good morning, guys.  Howard, I guess I was just curious; you talked about the partnerships with hospitals and systems and then focused most of your comments around solutions in teleradiology and (inaudible) things like that.  I’m just curious, is this kind of the focus there and where that will stay, or does this ever become a more integrated partnership, you know, a more substantial type JV or even the type of thing where, you know, you could effectively, you know, merge with a system and derive some benefits from that?

Dr. Howard Berger:                           I think all those are possibilities, Miles.  The—you know, when you have these conversations, some of which, you know, we’ve already started with hospitals and hospital systems, I think you go in with a clean piece of paper and try to build a model that gives the opportunity to both partners for a positive outcome of trying to put our resources together.  So, there may be a situation where we get better leverage from a pricing standpoint in our marketing that will be a driver in this, along with our ability to sell other services to that joint venture or to that system.  There may be opportunities to have a very substantial access delivery system that could point towards things like capitation and bundling of services, so I think that the importance of looking at hospital base or health system-based opportunities is not just a matter of kind of a conventional joint venture but to really start looking at ways in which the healthcare system itself is going to be looking to solutions for moving away from the traditional fee-for-service business arrangements.  And I think that those conversations can take a very wide range of opportunities, but most importantly, I think it’s got to be one where all the parties are very open-minded on how they are approaching their needs and delivery of imaging services.

Miles Highsmith:                               Great, that’s helpful.  And just one more from me.  You guys talked last quarter about moving from rads (sp?) to more variable rate packages.  Can you maybe just give us an update as to where you are there?  And maybe just remind us also, were these guys from Beverly that were salaried before and they’re getting paid on a per-scan base, on a per-read (sp?) basis or something like that and maybe just refresh us as to what’s going on?  Thanks.

Dr. Howard Berger:                          Yes, that initiative began the 1st of this year and is being implemented now on a basis that, while we will see some effects of that in the first quarter, we expect to see more of an impact in subsequent quarters.  But, you know, the concept is generally to incentivize people to make more money if they can be more productive, and I think that that’s not a dissimilar model to the way a lot of other radiology groups work.  I believe that the impact of that could be substantial through the year and, on some level, it is some of that savings and that cost containment, if you will, is baked in to the guidance that we’ve given for this year.

Miles Highsmith:                               Okay, and just to clarify, were some of these guys from Beverly or elsewhere actually salaried?

Dr. Howard Berger:                           Yes.  Most of the people that are at Beverly, perhaps 90% plus of them are salaried, and the entire 100% of this group will eventually be on that platform, the majority of that happening in this calendar year.

Miles Highsmith:                                Great.  Thanks a lot, guys.

Mark Stolper:                                      Thank you.

Operator:                                              And that is all the time that we have for questions today.  I’ll turn the conference back over to management.

Dr. Howard Berger:                           Thank you, Operator.  Again, I’d like to take the opportunity to thank all of our shareholders and supporters for their involvement in today’s conference call.  We will continue to endeavor to be a market leader that provides extensive services and an appropriate return for investment for all of our stakeholders.  Thank you for your time and I look forward to our next call.

Operator:                                              Ladies and gentlemen, that does conclude today’s conference.